For release to Journalist and the Financial and Business sector

USG1 and Canwealth Minerals Corp., Sign Merger Agreement.

New York, Montreal, August 14,2012 – Canwealth Minerals Corporation “Canwealth” and majority shareholder, ICBS Ltd., (OTCPK: ICBT), announced today that an Agreement and Plan of Merger has been signed with USG1, Inc. ICBS Ltd., currently owns 70% of Canwealth Minerals Canada. Once the merger is completed, ICBS will own 60.90% of the newly formed company.

The execution of the agreement is the continued path in management’s launch of Canwealth into a public company. In the merger with USG1, Canwealth will represent 87% of the newly merged company, and will assume board of director and management control of the merged company upon satisfaction of the closing conditions in the agreement and upon the merger becoming effective.  The Merger is subject to SEC regulatory approval.  With the conformation of the signing of the agreement, attorneys for Canwealth Minerals are preparing the necessary filings and have formed Canwealth Minerals Corporation ( U.S.) a Delaware corporation that will acquire 100% of Canwealth Minerals Canada shares.

USG1 is now in the process of preparing to file the 8 K with the SEC.

Kimi Royer, CEO of USG1: “We are very excited to be joining forces with Canwealth. We believe their mineral claims represent substantial value for shareholders and we are looking forward to being a part of this exciting opportunity.”

Garth McIntosh, CEO of ICBS: “We continue to move forward in the process of getting Canwealth publicly traded.  Canwealth has an enormous future, and we are excited about the progress being made on a daily basis.”

About Canwealth Minerals Canada:

Canwealth Minerals Corporation - is a mineral exploration and mining company actively searching for gold, silver, PGE, base metal and REE mineral deposits in Quebec. At the present time the company holds 9 Mining properties (268 Claim cells) in Northern Quebec's Abitibi region and the James Bay basin including addition exploration camps in South Western Quebec for a total of 38,573 acres under management and is 100% owned by Canwealth Minerals Corp. ICBS Limited is a 70% shareholder in Canwealth Minerals Corp.

SOURCE: Canwealth Minerals Corporation, ICBS Limited.
CONTACT: Garth McIntosh, President & CEO
Email: info@icbs.ca
www.canwealthminerals.com
www.icbs.ca

Legal Notice Regarding Forward-Looking Statements:

Safe Harbor: This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of ICBS Limited, to be materially different from the statements made herein.